Exhibit 99.1

ADTRAN, Inc. Reports Third Quarter 2008 Results and Declares Quarterly Cash Dividend

HUNTSVILLE, Ala.--(BUSINESS WIRE)--October 13, 2008--ADTRAN, Inc. (NASDAQ:ADTN) reported results for the third quarter of 2008. Sales increased 11% to $137,195,000 compared to $123,821,000 for the third quarter of 2007. Operating income increased 12% for the quarter to $33,678,000 compared to $30,048,000 for the third quarter of 2007. Net income was $22,411,000 for the quarter compared to $21,453,000 for the third quarter of 2007. Earnings per share, assuming dilution, were $0.35 for the quarter compared to $0.31 for the third quarter of 2007.

ADTRAN Chief Executive Officer Tom Stanton stated, “Although economic uncertainty affected us during the latter part of the quarter, our growth businesses - Broadband Access, Optical Access and Internetworking – combined, continued to perform well for the quarter, achieving 26% revenue growth compared to third quarter 2007. Internetworking set another record level with 33% revenue growth compared to third quarter 2007, and Optical Access achieved a record level with 21% growth. This combined with a strong performance by our HDSL products led to our 11% revenue increase compared to third quarter 2007. While the industry is facing uncertainty in the near term, we believe our strong operating metrics combined with the long-term opportunities in our growth areas place us in a solid position.”

The Company also reported that the provision for income taxes in the third quarter of 2008 continued to be unusually high due to delays in federal legislation required to extend research tax credits for the 2008 year. This legislation was finally enacted in the fourth quarter and will apply retroactively for the 2008 year.

The Company also announced that its Board of Directors declared a cash dividend for the third quarter of 2008. The quarterly cash dividend is $0.09 per common share to be paid to holders of record at the close of business on October 30, 2008. The ex-dividend date is October 28, 2008 and the payment date is November 13, 2008.

The Company also confirmed that its third quarter conference call will be held Tuesday, October 14, 2008 at 9:30 a.m. Central Time. This conference call will be web cast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company's earnings release, will be available on the Investor Relations site at http://www.adtran.com for at least 12 months following the call.

ADTRAN, Inc. is a leading global provider of networking and communications equipment, with a portfolio of more than 1,700 solutions for use in the last mile of today's telecommunications networks. Widely deployed by carriers and enterprises alike, ADTRAN solutions enable voice, data, video, and Internet communications across copper, fiber, and wireless network infrastructures. ADTRAN solutions are currently in use by every major U.S. service provider and many global ones, as well as by thousands of public, private and governmental organizations worldwide.

For more information, contact the company at 800 9ADTRAN (800 923-8726) or via email at info@adtran.com. On the Web, visit www.adtran.com.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2007 and Form 10Q for the quarter ending June 30, 2008. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

Condensed Balance Sheet Unaudited (In thousands)

	September 30,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$40,765	$13,941
Short-term investments	105,583	148,416
Accounts receivable, net	59,214	70,667
Other receivables	2,787	3,085
Inventory, net	48,320	48,546
Prepaid expenses	3,232	2,023
Deferred tax assets, net	7,771	7,659
Total current assets	267,672	294,337

Property, plant and equipment, net	75,502	75,969
Deferred tax assets, net	4,475	1,113
Other assets	113	505
Long-term investments	127,153	107,296
Total assets	$474,915	$479,220

Liabilities and Stockholders’ Equity
Accounts payable	$24,604	$22,200
Unearned revenue	6,157	5,361
Accrued expenses	4,405	3,801
Accrued wages and benefits	9,157	10,497
Income tax payable, net	2,293	1,217
Total current liabilities	46,616	43,076

Other non-current liabilities	10,123	9,213
Bonds payable	48,250	48,500
Total liabilities	104,989	100,789

Stockholders’ equity	369,926	378,431
Total liabilities and stockholders’ equity	$474,915	$479,220

Consolidated Statements of Income (In thousands, except per share data) Unaudited

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Sales	$137,195	$123,821	$388,263	$357,807
Cost of sales	55,512	49,703	156,946	144,340

Gross profit	81,683	74,118	231,317	213,467

Selling, general and administrative expenses	26,317	25,335	77,573	77,966
Research and development expenses	21,688	18,735	61,456	56,639

Operating income	33,678	30,048	92,288	78,862

Interest and dividend income	2,187	2,842	6,689	8,756
Interest expense	(626)	(631)	(1,905)	(1,876)
Net realized investment gain (loss)	(47)	240	(151)	508
Other income, net	243	203	709	700
Life insurance proceeds	-	-	-	1,000

Income before provision for income taxes	35,435	32,702	97,630	87,950

Provision for income taxes	(13,024)	(11,249)	(35,758)	(29,726)

Net income	$22,411	$21,453	$61,872	$58,224

Weighted average shares outstanding
Basic	63,096	67,526	63,975	68,554
Diluted (1)	64,101	68,872	64,961	70,009

Earnings per common share
Basic	$0.36	$0.32	$0.97	$0.85
Diluted (1)	$0.35	$0.31	$0.95	$0.83

(1) Assumes exercise of dilutive stock options calculated under the treasury stock method.

Supplemental Information Stock Based Compensation Expense (In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Stock-based compensation expense included in cost of sales	$79	$96	$237	$283

Selling, general and administrative expense	912	1,023	2,755	3,222
Research and development expense	1,011	1,086	3,009	3,235
Stock-based compensation expense included in operating expenses	1,923	2,109	5,764	6,457

Total stock-based compensation expense	2,002	2,205	6,001	6,740
Tax benefit for expense associated with non-qualified options	(196)	(263)	(600)	(679)
Total stock-based compensation expense, net of tax	$1,806	$1,942	$5,401	$6,061

Consolidated Statements of Cash Flow For the Nine Months Ended September 30, Unaudited (In thousands)

	2008	2007
Cash flows from operating activities:
Net income	$61,872	$58,224
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,387	8,049
Amortization of net premium on available-for-sale investments	1,482	1,664
Net realized loss (gain) on long-term investments	151	(508)
Loss on disposal of property, plant and equipment	62	64
Stock-based compensation expense	6,001	6,740
Deferred income taxes	(587)	(3,090)
Tax benefits from stock option exercises	1,023	4,220
Excess tax benefits from stock-based compensation arrangements	(637)	(3,132)
Change in operating assets and liabilities:
Accounts receivable, net	11,453	(12,531)
Other receivables	298	3,114
Income tax receivable, net	-	1,446
Inventory, net	226	5,243
Prepaid expenses	(817)	620
Accounts payable	2,404	(1,580)
Accrued expenses and other liabilities	970	598
Income tax payable, net	1,076	352
Net cash provided by operating activities	92,364	69,493
Cash flows from investing activities:
Purchases of property, plant and equipment	(6,982)	(5,231)
Proceeds from sales and maturities of available-for-sale investments	212,840	177,572
Purchases of available-for-sale investments	(199,249)	(152,310)
Net cash provided by investing activities	6,609	20,031
Cash flows from financing activities:
Proceeds from stock option exercises	3,520	15,045
Purchases of treasury stock	(57,923)	(96,599)
Dividend payments	(17,290)	(18,628)
Payments on long-term debt	(250)	(500)
Excess tax benefits from stock-based compensation arrangements	637	3,132
Net cash used in financing activities	(71,306)	(97,550)
Net increase (decrease) in cash and cash equivalents	27,667	(8,026)
Effect of exchange rate changes	(843)	729
Cash and cash equivalents, beginning of period	13,941	40,147
Cash and cash equivalents, end of period	$40,765	$32,850

CONTACT:
ADTRAN, Inc.
Jim Matthews, 256-963-8775
Senior Vice President/CFO
or
Investor Services/Assistance:
Gayle Ellis, 256-963-8220